DOR BioPharma, Inc.
1691 Michigan Avenue
Miami, Florida 33139
www.dorbiopharma.com

DOR BioPharma, Inc. Reports Third Quarter 2004 Financial Results
and Reviews Achievements

Miami, FL. - November 15, 2004 - DOR BioPharma, Inc. (AMEX: DOR) (“DOR” or the “Company”), a biopharmaceutical company focused on biodefense and therapeutics for unmet medical needs, announced today its results for the third quarter ended September 30, 2004.

The Company reported a net loss to shareholders of $1,406,411 or $0.03 per share for the third quarter of 2004, compared to $1,362,364 or $0.05 per share for the third quarter of 2003. Research and development costs for the third quarter were $894,384 compared to $786,847 for the third quarter of 2003. This increase was attributable to clinical trial costs associated with the completion of the treatment phase of the Company’s Phase III pivotal trial for orBec® and to the preparation of the potential filing of the New Drug Application (NDA) for orBec®. General and administrative expenses for the third quarter were $526,162 compared to $287,730 for the third quarter of 2003. As of September 30, 2004, DOR had approximately $3.1 million in cash and cash equivalents and working capital of $2.4 million.

DOR Third Quarter Highlights:

•	On September 13, 2004, DOR announced the receipt of a grant of up to $5.2 million from the National Institute of Allergy and Infectious Diseases (NIAID) for continued development of RiVaxTM, its vaccine against ricin toxin.

•	On September 15, 2004, DOR announced the completion of the treatment phase of its pivotal Phase III clinical trial of orBec®. DOR expects to unblind and announce topline data from this trial within the next six (6) weeks and, pending positive results, to potentially file a New Drug Application (NDA) for orBec® in April 2005.

Selected Financial Data:

Statement of Operations Data
Quarter Ended September 30, 2004:

Net loss applicable to common stockholders        ($1,420,546)

Balance Sheet Data
As of September 30, 2004:

Cash and cash equivalents                    $3,137,830
Working capital                  $2,413,303
Total shareholders’ equity                     $4,408,987

About DOR BioPharma, Inc.

DOR BioPharma, Inc. is a biopharmaceutical company focused on the development of biodefense vaccines and therapeutics for areas of unmet medical needs. Through its BioDefense Division, DOR is developing bioengineered vaccines designed to protect against the deadly effects of ricin toxin and botulinum toxin. DOR's lead therapeutic product, orBec® (an oral formulation of beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of iGVHD, a severe, life-threatening form of gastrointestinal inflammation. As previously announced, DOR completed the treatment phase of its pivotal Phase III clinical trial of orBec® and expects to announce top-line results of this trial before the end of the year and, pending a positive outcome, potentially filing an NDA for marketing authorization by April 2005. orBec® has been granted fast track status by the FDA for the treatment of iGVHD. For further information regarding DOR BioPharma, please visit the Company's website located at www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma's current expectations about its future results, performance, prospects and opportunities. Where possible, DOR BioPharma has tried to identify these forward-looking statements by using words such as "anticipates," "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR BioPharma cannot assure you that it will be able to successfully develop or commercialize products based on its technology, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the U.S. Government or other countries, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, that it will be able to maintain its listing on the American Stock Exchange, or that its business strategy will be successful. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR BioPharma's most recent reports on Form 10-QSB and Form 10-KSB. DOR BioPharma assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:
Evan Myrianthopoulos
President and Acting CEO
(305) 534-3383
www.dorbiopharma.com